Exhibit 10.1

RESTITUTION AGREEMENT

THIS RESTITUTION AGREEMENT (this “Agreement”) is made as of July 31, 2017 by and among Kris Finstad (“Finstad”) on the one hand, and Content Checked Holdings, Inc., a Nevada corporation (the “Company”) (“Finstad and the Company are hereinafter sometimes collectively referred to as the “Parties”).

RECITALS

WHEREAS, from approximately April 17, 2015 to July 14, 2017, Finstad served as the Company’s Chief Executive Officer, President and Chairman of the Board;

WHEREAS, the Company entrusted Finstad with responsibility for the day-to-day management of the Company during his tenure as an officer and employee of the Company;

WHEREAS, the Company has discovered, and its investigation has revealed, that approximately $4,900,000 in funds were misappropriated and improperly taken by Finstad during his tenure as an officer and employee of the Company (the “Misappropriated Funds”);

WHEREAS, the Parties have agreed to execute this Restitution Agreement to resolve all civil issues relating to the Misappropriated Funds;

WHEREAS, without admitting or denying the accuracy of the Company’s determination as to the amount of the Misappropriated Funds, Finstad desires to accept the Company’s determination in an effort to resolve this matter promptly for the benefit of the Company; and

WHEREAS, Finstad freely, voluntarily and without any duress or coercion has agreed to repay to the Company the entire $4,900,000 in Misappropriated Funds, and has agreed to compensate the Company for its cost and expenses incurred in investigating and pursuing the Misappropriated Funds by agreeing to the Company’s cancellation and retirement of 21,280,648 shares of the Company’s common stock owned by Finstad and certain persons and/or entities that are affiliates of Finstad (the “Finstad Shares”).

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Finstad and the Company agree as follows:

1.             Repayment of Misappropriated Funds.

(a)          Finstad and the Company hereby agree that, as determined by the Company, the amount of Misappropriated Funds required to be reimbursed by Finstad to the Company is $4,900,000, exclusive of any and all interest thereon.  Without admitting or denying the accuracy of the Company’s determination, Finstad hereby accepts the Company’s determination of the amount due from Finstad to the Company, and except as provided in Section 1(c) of this Agreement, Finstad hereby waives any and all rights he may have to challenge the determination of the Company with respect to such amount.

(b)          Concurrently with the execution of this Agreement, Finstad shall execute a promissory note in the form attached hereto as Exhibit A in connection with his agreement to repay the Misappropriated Funds (the “Repayment Promissory Note”).  Payment of the Repayment Promissory Note’s principal, and all accrued interest thereon, by Finstad shall constitute full and complete satisfaction of Finstad’s obligations to the Company to repay the Misappropriated Funds as required by the terms of this Agreement.

(c)          Notwithstanding anything else to the contrary contained in this Agreement, should an accounting, which is certified by the Company’s independent auditor, occur subsequent to the date of this Agreement, and which certified accounting objectively demonstrates that the actual amount of Misappropriated Funds is more or less than $4,900,000, then the amount of funds that Finstad shall be required to repay shall be adjusted to reflect the amount determined by the foregoing referenced certified accounting, and the Repayment Promissory Note shall be amended to reflect the adjusted amount.

2.             Cancellation of the Finstad Shares.

(a)          Finstad acknowledges that the Company has incurred costs and expenses relating to its investigation of the facts and circumstances surrounding his connection to, and dealings with, the Misappropriated Funds, and its pursuit of the return of the Misappropriated Funds.   As compensation for such incurred costs and expenses, Finstad hereby agrees to the Company’s cancellation and retirement of the Finstad Shares, which shares shall be cancelled and retired on the date of this Agreement.

(b)          Finstad, together with his affiliates, shareholders, heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Finstad ever had, now or may have howsoever arising out of the original issuance and this cancellation and retirement of the Finstad Shares.

3.             Collection.  In the event that Finstad fails to pay the Company the total amount of principal and accrued interest due to it pursuant to the terms of the Repayment Promissory Note, the Company may exercise its right to proceed in any manner available under law to ensure collection of any and all remaining debt by Finstad to the Company.

4.             Attorneys’ Fees.   If the Company institutes a formal legal action to recover any amounts due to it under the terms of the Repayment Promissory Note, Finstad shall reimburse the Company for any and all costs and reasonable attorneys’ fees it incurs as a result of having to utilize a legal process for the debt recovery.

5.             Waiver of Presentment.  Finstad and all endorsers, guarantors, and all persons liable or to become liable on this Agreement jointly and severally waive any right to claim presentment for payment, protest and demand, notice of dishonor, notice of demand, notice of protest, and notice of nonpayment.

6.             Assignment.   The Company may assign this Agreement and the Repayment Promissory Note without the consent of Finstad and this Agreement and all obligations and rights hereunder shall be binding upon the heirs, administrators, executors, successors, assigns, and legal representatives of Finstad and shall inure to the benefit of the Company, its successors and assigns.

7.             Severability.  If any court of competent jurisdiction deems any term or provision of this Agreement to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.             Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California and venue for any action hereunder shall be in Los Angeles County, California.  Any action will be governed by California law and will be determined only by a state or federal court in the state of California, and Finstad consents to the jurisdiction of such court for that purpose.

9.             Amendment.  Neither the terms of this Agreement nor any obligations arising hereunder may be altered or terminated without the advance, express written consent of a properly authorized officer of the Company.

10.           Voluntary Entry in Agreement.   Finstad acknowledges and agrees that he shall be liable hereunder; that he is voluntarily executing this Agreement without any coercion, duress or fear of unlawful retaliation; that no promises have been made to him by the Company or its representatives other than as set forth in this Agreement; that he understands that this Agreement does not give him immunity from possible criminal prosecution, and; that he has consulted, or has had the opportunity to consult, with counsel of his choosing.

11.           Section Headings.  Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND THAT IT IS A LEGALLY BINDING DOCUMENT AND THAT BY SIGNING IT THEY ARE GIVING UP CERTAIN LEGAL RIGHTS.

CONTENT CHECKED HOLDINGS, INC.

/s/ Kris Finstad	By:	/s/ John W. Martin
Kris Finstad		John W. Martin, President

Exhibit A
To Exhibit 10.1

PROMISSORY NOTE

US$4,900,000	Los Angeles, California
July 31, 2017

FOR VALUE RECEIVED, KRIS FINSTAD, an individual (the “MAKER”) promises to pay to the order of Content Checked Holdings, Inc., a Nevada corporation (“PAYEE”), or its registered assigns, the sum of Four Million Nine Hundred Thousand Dollars ($4,900,000) and to pay interest thereon at the rate of ten percent (10.00%) per annum (the “INTEREST RATE”) from the date hereof until this Promissory Note (as amended, modified, or supplemented from time to time, this “NOTE”) is fully paid.

This Note is the promissory note referred to in the Restitution Agreement by and between Maker and Holder dated July 31, 2017 (the “RESTITUTION AGREEMENT”).

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.            Payment of Principal and Interest.  Principal and interest shall be payable as set forth below:

(1)          On October 31, 2017, a principal amount of Five Hundred Thousand Dollars ($500,000) shall be paid; and

(2)          The unpaid principal amount of this Note, together with all accrued but unpaid interest hereon, shall be paid by Maker to Payee on July 31, 2018 (the "MATURITY DATE").

Both principal hereof and interest thereon are payable at such place as Payee may from time to time designate in writing, in lawful money of the United States of America by check or wire transfer. Interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

2.            Events of Default.

2.1          Event of Default Defined.  "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)             Maker defaults in the payment of the principal amount of the Note when the same becomes due and payable (whether on the Maturity Date or by acceleration or otherwise);

(ii)           Maker defaults in the payment of any interest on the Note or any other amount due under this Note in full;

(iii)          Maker fails to observe or perform any other covenant or agreement contained in this Note or the Restitution Agreement which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Business Days after notice of such default sent by Payee and (B) ten (10) Business Days after Maker shall become or should have become aware of such failure; or

(iv)          any representation or warranty made herein, in the Restitution Agreement, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to Payee shall be untrue or incorrect in any material respect as of the date when made or deemed made;

2.2.          Remedies Upon Event of Default.If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Payee's election, immediately due and payable in cash.  Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and Payee Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder and Payee shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by him/her/it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3.            Prepayment.   This Note and the indebtedness evidenced hereby may be prepaid or redeemed at the option of Maker.

4.            Assignment.  The rights and obligations of Maker and Payee shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the Parties.  Each of Maker and Payee, as applicable, agree to give prior written notice to the other party upon any transfer of the rights and obligations of this Note to its successors, assigns, heirs, administrators and transferees.

5.            Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Payee.

6.            Persons Deemed Owners.  The registered holder of this Note shall be treated as the owner of it for all purposes.

7.            Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, Maker shall execute and deliver, in  exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to  the Company.

 8.            Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. Maker covenants (to the extent that he may lawfully do so) that he shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Maker from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note and Maker (to the extent he may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that he will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Payee, but will suffer and permit the execution of every such as though no such law has been enacted.

9.            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

10.          Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

 [Signatures on Page Immediately Following]

IN WITNESS WHEREOF, Maker has caused this Note to be issued this 31st day of July 2017.

/s/KrisFinstad
Kris Finstad

Holder:
CONTENT CHECKED HOLDINGS, INC.

By	/s/	John W. Martn
John W. Martin
Its:		President